Exhibit 99.1

B&G Foods to List its Enhanced Income Securities
on the New York Stock Exchange

Parsippany, N.J., June 5, 2007—B&G Foods, Inc., a manufacturer and distributor of high-quality, shelf-stable branded food products, announced today that it will list its Enhanced Income Securities (EISs) on the New York Stock Exchange (NYSE).  Accordingly, the company has applied to withdraw the EISs from listing on the American Stock Exchange (AMEX).  Subject to the completion of the proper securities filings, the EISs are expected to commence trading on the NYSE on Monday, June 18, 2007 under its current trading symbol “BGF.”  Until the move, the EISs will continue trading on the AMEX under that symbol.  Each EIS represents one share of Class A common stock and $7.15 principal amount of 12% senior subordinated notes due 2016.

B&G Foods’ separately traded Class A common stock began trading on the NYSE on May 23, 2007 under the trading symbol “BGS” and will continue to trade separately from the EISs.

David L. Wenner, Chief Executive Officer of B&G Foods, commented, “We are very excited to have both our Enhanced Income Securities and our separately traded Class A common stock listed for trading on the New York Stock Exchange.  We view the listing of our securities on the NYSE as an important milestone for our company and we look forward to the improved visibility that we believe the NYSE will bring to our company.  We thank the AMEX for its service and support over the past several years.”

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, jams, jellies and fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles and peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Sa-són Ac’cent, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	John Flanagan
866-211-8151	203-682-8222